Exhibit 12.02

CITIGROUP INC.

CALCULATION OF RATIO OF INCOME TO FIXED CHARGES

INCLUDING PREFERRED STOCK DIVIDENDS

						Three Months Ended
	Year ended December 31,					March 31,
In millions of dollars, except for ratios	2006(1)(2)	2005(1)(2)	2004(1)(2)	2003(1)(2)	2002(1)(2)(3)	2007	2006(1)(2)
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$35,682	$23,120	$13,271	$9,942	$12,273	$11,192	$7,602
Interest factor in rent expense	570	516	487	460	445	154	141
Dividends—Preferred Stock	88	98	95	103	126	22	20
Total fixed charges	$36,340	$23,734	$13,853	$10,505	$12,844	$11,368	$7,763

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$29,639	$29,433	$22,736	$25,170	$19,388	$6,921	$7,152
Fixed charges (excluding preferred stock dividends)	36,252	23,636	13,758	10,402	12,718	11,346	7,743
Total income	$65,891	$53,069	$36,494	$35,572	$32,106	$18,267	$14,895

Ratio of income to fixed charges excluding interest on deposits	1.81	2.24	2.63	3.39	2.50	1.61	1.92

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$56,943	$36,676	$22,004	$17,184	$21,177	$17,562	$12,107
Interest factor in rent expense	570	516	487	460	445	154	141
Dividends—Preferred Stock	88	98	95	103	126	22	20
Total fixed charges	$57,601	$37,290	$22,586	$17,747	$21,748	$17,738	$12,268

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$29,639	$29,433	$22,736	$25,170	$19,388	$6,921	$7,152
Fixed charges (excluding preferred stock dividends)	57,513	37,192	22,491	17,644	21,622	17,716	12,248
Total income	$87,152	$66,625	$45,227	$42,814	$41,010	$24,637	$19,400

Ratio of income to fixed charges including interest on deposits	1.51	1.79	2.00	2.41	1.89	1.39	1.58

(1)                  On December 1, 2005, Citigroup completed the sale of substantially all of Citigroup’s Asset Management Business to Legg Mason, Inc.  Citigroup reports these businesses separately as discontinued operations in the Company’s Consolidated Statement of Income.  The calculation of the ratio of income to fixed charges excludes discontinued operations.  Prior periods have been restated on a comparable basis.

(2)                  On July 1, 2005, Citigroup completed the sale of Citigroup’s Travelers Life & Annuity and substantially all of Citigroup’s international insurance businesses to MetLife, Inc.  Citigroup reports these businesses separately as discontinued operations in the Company’s Consolidated Statement of Income.

(3)                  On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty Corp. (TPC) (an indirect wholly-owned subsidiary of Citigroup on Dec 31, 2001).  Following the distribution, Citigroup began reporting TPC separately as discontinued operations in the Company’s Consolidated Statement of Income.